CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,430,000	$166.17

Pricing supplement no. 1224

To prospectus dated November 7, 2014,

prospectus supplement dated November 7, 2014,

product supplement no. 4a-I dated November 7, 2014 and

underlying supplement no. 1a-I dated November 7, 2014

Registration Statement No. 333-199966 Dated September 4, 2015 Rule 424(b)(2)

$1,430,000

Capped Contingent Buffered Equity Notes Linked to an Equally Weighted
Basket Consisting of the Financial Select Sector Index, the Health Care Select
Sector Index and the Consumer Discretionary Select Sector Index due
March 15, 2017

General

●

The notes are designed for investors who seek capped, unleveraged exposure to any appreciation of an equally weighted basket of three indices, up to a maximum return of 15.00% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Ending Basket Level is less than the Starting Basket Level by more than 19.50%, be willing to lose some or all of their principal.

●	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
●	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Basket:	The notes are linked to an equally weighted basket consisting of the Financial Select Sector Index (Bloomberg ticker: “IXM”), the Health Care Select Sector Index (Bloomberg ticker: “IXV”) and the Consumer Discretionary Select Sector Index (Bloomberg ticker: “IXY”) (each, an “Index”, and collectively, the “Indices”).
Basket Weights:	The IXM Weight is 1/3, the IXV Weight is 1/3 and the IXY Weight is 1/3 (each, a “Basket Weight,” and collectively, the “Basket Weights”).
Payment at Maturity:	If the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return, subject to the Maximum Return. Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return), subject to the Maximum Return

If the Ending Basket Level is equal to the Starting Basket Level or if the Ending Basket Level is less than the Starting Basket Level by up to 19.50%, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level is less than the Starting Basket Level by more than 19.50%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)

If the Ending Basket Level is less than the Starting Basket Level by more than 19.50%, you will lose more than 19.50% of your principal amount at maturity and may lose all of your principal amount at maturity.
Maximum Return:	15.00%. For example, if the Basket Return is equal to or greater than 15.00%, you will receive the Maximum Return of 15.00%, which entitles you to the maximum payment at maturity of $1,150.00 per $1,000 principal amount note that you hold.
Contingent Buffer Amount:	19.50%
Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on the Ending Averaging Dates
Basket Closing Level:

On any Ending Averaging Date, the Basket Closing Level will be calculated as follows:

100 × [1 + (IXM Return × IXM Weight) + (IXV Return × IXV Weight) + (IXY Return × IXY Weight)]

Each of the returns set forth in the formula above refers to the return for the relevant Index, from the Pricing Date to the relevant day, each of which is equal to (a) the closing level of the relevant Index on the relevant day minus the closing level of that Index on the Pricing Date, which was 225.47 for the Financial Select Sector Index, 688.02, for the Health Care Select Sector Index and 740.88 for Consumer Discretionary Select Sector Index, divided by (b) the closing level of that Index on the Pricing Date.

Pricing Date	September 4, 2015
Original Issue Date (Settlement Date):	On or about September 10, 2015
Ending Averaging Dates†:	March 6, 2017, March 7, 2017, March 8, 2017, March 9, 2017 and March 10, 2017
Maturity Date†:	March 15, 2017
CUSIP:	48125U3R1
†

Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$12.50	$987.50
Total	$1,430,000	$17,875	$1,412,125
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $12.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $961.60 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

September 4, 2015

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

●	Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

●	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —

Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index

PS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return and payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Maximum Return of 15.00% and the Contingent Buffer Amount of 19.50%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00	80.00%	15.00%
165.00	65.00%	15.00%
150.00	50.00%	15.00%
140.00	40.00%	15.00%
130.00	30.00%	15.00%
125.00	25.00%	15.00%
120.00	20.00%	15.00%
115.00	15.00%	15.00%
110.00	10.00%	10.00%
105.00	5.00%	5.00%
102.50	2.50%	2.50%
100.00	0.00%	0.00%
95.00	-5.00%	0.00%
90.00	-10.00%	0.00%
85.00	-15.00%	0.00%
80.50	-19.50%	0.00%
80.49	-19.51%	-19.51%
80.00	-20.00%	-20.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105.

Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% does not exceed the Maximum Return of 15.00%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80.50.

Although the Basket Return is negative, because the Ending Basket Level of 80.50 is less than the Starting Basket Level of 100 by up to the Contingent Buffer Amount of 19.50%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 130.

Because the Ending Basket Level of 130 is greater than the Starting Basket Level of 100 and the Basket Return of 30% exceeds the Maximum Return of 15.00%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, the maximum payment on the notes.

Example 4: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50.

Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 by more than the Contingent Buffer Amount of 19.50% and the Basket Return is -50%, the investor receives a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —

Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index

PS-2

Selected Purchase Considerations

●

CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to earn a capped, unleveraged return equal to a positive Basket Return, up to the Maximum Return of 15.00%, for a maximum payment at maturity of $1,150.00 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

●

LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Ending Basket Level is equal to or less than the Starting Basket Level by up to the Contingent Buffer Amount of 19.50%. If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, for every 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 19.50% of your principal amount and may lose all of your principal amount at maturity.

●

RETURN LINKED TO THE INDICES — The return on the notes is linked to an equally weighted basket consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index.

The Financial Select Sector Index is a modified market capitalization-based index that measures the performance of the financial sector of the S&P 500® Index. The Financial Select Sector Index includes companies in the following industries: diversified financial services; insurance; commercial banks; capital markets; real estate investment trusts; consumer finance; thrifts and mortgage finance; and real estate management and development. See “Annex A” below.

The Health Care Select Sector Index is a modified market capitalization-based index that measures the performance of the health care sector of the S&P 500® Index. The Health Care Select Sector Index includes companies in the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology. The Health Care Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index. See “Annex A” below.

The Consumer Staples Select Sector Index is a modified market capitalization-based index that measures the performance of the consumer staples sector of the S&P 500® Index. The consumer Staples Select Sector Index includes companies in the following industries: food and staples retailing; household products; food products; beverages; tobacco; and personal products. The Consumer Staples Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index. See “Annex A” below.

●

TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, either or both of the Indices or any of the equity securities included in the Indices. These risks are explained in

JPMorgan Structured Investments —

Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index

PS-3

more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section of the accompanying underlying supplement no. 1a-I.

●

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount of 19.50%, the benefit provided by the Contingent Buffer Amount will terminate and you will be exposed to a loss. Under these circumstances, for every 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you will lose more than 19.50% of your principal amount and may lose all of your principal amount at maturity.

●

YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of 15.00%, regardless of the appreciation in the Basket, which may be significant.

●

CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors— Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

We are also currently one of the companies that make up the Financial Select Sector Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the level of the Financial Select Sector Index and the notes.

●

THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Basket.

●

JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●

JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●

JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

JPMorgan Structured Investments —

Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index

PS-4

●

THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●

SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

●

SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:

●	any actual or potential change in our creditworthiness or credit spreads;
●	customary bid-ask spreads for similarly sized trades;
●	secondary market credit spreads for structured debt issuances;
●	the actual and expected volatility in the levels of the Indices;
●	the time to maturity of the notes;
●	the dividend rates on the equity securities included in the Indices;
●	the actual and expected positive or negative correlation between the Indices, or the expected absence of any such correlation;
●	interest and yield rates in the market generally; and
●	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

●

NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments or voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities included in the Indices would have.

CORRELATION (OR LACK OF CORRELATION) OF THE INDICES — The notes are linked to an equally weighted Basket composed of Indices. Changes in the levels of the Indices may not correlate with each other. At a time when the level of one of the Indices increases, the level of the other Indices may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, an increase in the level of one of the Indices may be moderated, or more than offset, by a lesser increase or decline in the levels of the other Indices. In addition, high correlation of movements in the levels of the Indices during periods of negative returns among the Indices could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

●

THE FINANCIAL SELECT SECTOR INDEX IS SUBJECT TO RISKS ASSOCIATED WITH THE FINANCIAL SECTOR — All of the equity securities included in the Financial Select Sector Index are issued by companies whose primary line of business is directly associated with the financial sector, including the following industries: diversified financial services; insurance; commercial banks; capital markets; real estate investment trusts (“REITs”); consumer finance; thrifts and mortgage finance; and real estate management and development. The Financial Select Sector Index is concentrated in the financial sector, which means the Financial Select Sector Index will be more affected by the performance of the financial sector than a fund or index that was more diversified.

●

THE HEALTH CARE SELECT SECTOR INDEX IS SUBJECT TO RISKS ASSOCIATED WITH THE HEALTH CARE SECTOR — All of the equity securities included in the Health Care Select Sector Index are issued by companies whose primary line of business is directly associated with the health care sector, including the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology. The Health Care Select Sector Index is concentrated in the health care sector, which means the Health Care Select Sector Index will be more affected by the performance of the health care sector than a fund or index that was more diversified.

●	THE CONSUMER DISCRETIONARY SELECT SECTOR INDEX IS SUBJECT TO RISKS ASSOCIATED WITH THE CONSUMER DISCRETIONARY SECTOR — All of the equity securities included in the Consumer

JPMorgan Structured Investments —

Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index

PS-5

Discretionary Select Sector Index are issued by companies whose primary line of business is directly associated with the consumer discretionary sector, including the following industries: media; retail (specialty, multiline, internet and catalog); hotels, restaurants and leisure; textiles, apparel and luxury goods; household durables; automobiles; auto components; distributors; leisure equipment and products; and diversified consumer services. The Consumer Discretionary Select Sector Index is concentrated in the consumer discretionary sector, which means the Consumer Discretionary Select Sector Index will be more affected by the performance of the consumer discretionary sector than a fund or index that was more diversified.

●

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments —

Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index

PS-6

Historical Information

The following graphs show the historical weekly performance of the Basket as a whole, as well as each Index, from January 8, 2010 through September 4, 2015. The graph of the historical Basket performance assumes the Basket Closing Level on January 8, 2010 was 100 and the Basket Weights were as specified on the cover of this pricing supplement on that date. The closing level of the Financial Select Sector Index on September 4, 2015 was 225.47. The closing level of the Health Care Select Sector Index on September 4, 2015 was 688.02. The closing level of the Consumer Discretionary Select Sector Index on September 4, 2015 was 740.88.

We obtained the various closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels of each Index and the historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Index on any Ending Averaging Date. We cannot give you assurance that the performance of the Basket will result in the return of any of your principal amount.

JPMorgan Structured Investments —

Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index

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JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may

JPMorgan Structured Investments —

Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index

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result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

JPMorgan Structured Investments —

Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index

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Annex A

The Select Sector Indices

We have derived all information contained in this pricing supplement regarding the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index (each, a “Select Sector Index” and collectively, the “Select Sector Indices”), including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC or BofA Merrill Lynch Research, as index compilation agent.

The Consumer Discretionary Select Sector Index

The Consumer Discretionary Select Sector Index is a modified market capitalization-based index that measures the performance of the consumer discretionary sector of the S&P 500® Index. The Consumer Discretionary Select Sector Index includes companies in the following industries: media; retail (specialty, multiline, internet and catalog); hotels, restaurants and leisure; textiles; apparel and luxury goods; household durables; automobiles; auto components; distributors; leisure equipment and products; and diversified consumer services. The Consumer Discretionary Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index.

The Financial Select Sector Index

The Financial Select Sector Index is a modified market capitalization-based index that measures the performance of the financial sector of the S&P 500® Index. The Financial Select Sector Index includes companies in the following industries: diversified financial services; insurance; commercial banks; capital markets; REITs; consumer finance; thrifts and mortgage finance; and real estate management and development. The Financial Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index.

The Health Care Select Sector Index

The Health Care Select Sector Index is a modified market capitalization-based index that measures the performance of the health care sector of the S&P 500® Index. The Health Care Select Sector Index includes companies in the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology. The Health Care Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index.

Additional Information about the Select Sector Indices

For more information on the index calculation methodology used to formulate the Select Sector Indices, see “Equity Index Descriptions — The Select Sector Indices” in the accompanying underlying supplement no. 1a-I. For purposes of this pricing supplement, all references to the Select Sector Index contained in the accompanying underlying supplement are deemed to include the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index.

JPMorgan Structured Investments —

Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index

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